UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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S.Y. Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 24, 2014

Dear Shareholder:

We invite you to attend the 2014 Annual Meeting of Shareholders of S.Y. Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Wednesday, April 23, 2014, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207.  There is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review S.Y. Bancorp’s business and operations.  Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important.  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card so that your shares will be represented and voted at the Annual Meeting.  We hope to see you at the meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 23, 2014:  The notice and proxy statement and annual report are available at http://irinfo.com/sybt/sybt.html.

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2014 ANNUAL MEETING OF SHAREHOLDERS

March 24, 2014

To our Shareholders:

The Annual Meeting of Shareholders of S.Y. Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 23, 2014 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 for the following purposes:

(1)         To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)         To ratify the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2014;

(3)         To consider a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to change the name of the Company to Stock Yards Bancorp, Inc.;

(4)         To approve a non-binding resolution to approve the compensation of S.Y. Bancorp’s named executive officers; and

(5)         To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 3, 2014.

Your vote is important.  Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.  The Board of Directors of S.Y. Bancorp appreciates your cooperation in directing proxies to vote at the meeting.  If your schedule permits, I hope you will join me at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO MARK, SIGN AND PROMPTLY
RETURN THE ACCOMPANYING PROXY CARD

S.Y. Bancorp, Inc.

1040 East Main Street

Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this proxy statement and the accompanying proxy to shareholders on or about March 24, 2014.  The proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc. (referred to throughout this Proxy Statement as “S.Y. Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 23, 2014.  We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

•                  Ratifying the selection of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2014;

•                  Approving a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to change the name of the Company to Stock Yards Bancorp, Inc.; and

•                  Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

•                  Information about nominees for reelection is contained in Item 1.

•                  Information about the ratification of the selection of KPMG LLP as the independent registered public accounting firm is contained in Item 2.

•                  Information about the name change is contained in Item 3.

•                  Information about the resolution to approve the compensation of S.Y. Bancorp’s named executive officers is contained in Item 4.

What is the relationship of S.Y. Bancorp and Stock Yards Bank & Trust Company?

S.Y. Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”).  S.Y. Bancorp owns 100% of Stock Yards Bank & Trust Company.  Because S.Y. Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of common stock (“Common Stock”) of S.Y. Bancorp as of the close of business on March 3, 2014 will be entitled to vote at the Annual Meeting.  On March 3, 2014, there were 14,642,438 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in S.Y. Bancorp’s stock records maintained by our transfer agent, Registrar and Transfer Company), you may complete and sign the accompanying proxy card and return it to Registrar and Transfer Company or deliver it in person.  Shares will be voted as you instruct.  If you return your proxy card and do not mark your voting instructions on your signed card, Mr. Heintzman and Mr. James A. Hillebrand, President, as proxies named on the proxy card, will vote FOR the election of the eleven director nominees; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm, FOR the approval of the name change, and FOR the approval of the compensation of the named executive officers.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares.  This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.  Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan, are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan.  If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail.  In either case, that proxy card will serve as a voting instruction card for the trustee of the plan.  If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of S.Y. Bancorp or a replacement proxy bearing a later date.  Or you may attend the annual meeting, revoke your proxy and vote in person.  In each event, the later submitted vote will be recorded and the earlier vote revoked.  Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote.  This is called a “broker non-vote”.  In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of KPMG LLP (Item 2) even if the broker does not receive voting instructions from you.  However your broker does not have discretionary authority to vote on the election of Directors (Item 1), the approval of the name change, (Item 3), or the approval of executive compensation (Item 4) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

Directors will be elected by a plurality of the total votes cast at the Annual Meeting for the election of directors.  Assuming eleven directors are to be elected, a plurality means that the eleven nominees receiving the highest number of “FOR” votes will be deemed elected.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The approval of the name change will pass if a majority of votes cast on the proposal are cast for approval of the name change.

The approval of the compensation of our named executive officers disclosed in this proxy statement will pass if votes cast for it exceed votes cast against it.  Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Registrar and Transfer Company, our independent transfer agent, will count votes cast by proxy at the Annual Meeting.  Registrar and Transfer Company will certify the results of the voting and will also determine whether a quorum is present at the meeting.  Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also abstain from voting on any or all other proposals.  Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter.  Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting.  If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for Director set forth in this document, FOR the ratification of the selection of the independent registered public accounting firm, FOR the name change, and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of S.Y. Bancorp.  At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

S.Y. Bancorp will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.  The Company has engaged the services of

Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners.  The Company’s costs for such services will be approximately $16,000.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 not later than November 24, 2014, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  In addition, S.Y. Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting.  Such notice must be submitted to the secretary of S.Y. Bancorp no later than January 31, 2015.  The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary.  These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in S.Y. Bancorp’s proxy statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

The S.Y. Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns.  The Directors are responsible for determining that the Company is managed to ensure this result.  This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies.  Strong corporate governance guidelines form the foundation for Board practices.  As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors.  Accordingly, S.Y. Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.  The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and Chief Executive Officer position filled by Mr. Heintzman.  He is the director most familiar with the business of the Company and the banking industry, and the Board believes that he is best suited to lead discussions on important issues affecting the Bank and Bancorp.  Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy.  As the Board is committed to strong corporate governance and Board of Directors, the Board has designated a lead independent director.  In addition to an independent lead director, three committees of the Board provide independent oversight of management — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee acts in the role of lead director.  The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually.  He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team.  The lead independent director is responsible for providing advice and consultation to the Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors.  The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, and information distributed to Board members.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management.  The Board receives information regarding risks facing the company, their relative magnitude and management’s plan for mitigating these risks.  Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks.  After assessment by management, reports are made to committees of the Board.  Credit risk is addressed by the Loan Committee of the Bank.  Operational and compliance/legal risks are addressed by the Audit Committee of Bancorp.  Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board.  Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee along with other executive compensation matters.  Oversight of the trust department is addressed by the Trust Committee of the Bank.  Corporate governance matters are addressed by the Nominating and Governance Committee of Bancorp.  The full Board hears reports from each of these committees at the Board meeting immediately following the Committee meeting.  The Bank’s Internal Auditor has a direct reporting line to the Audit Committee of the Board.  The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit Committee of the Board and the full Board when appropriate.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2013, the Board of Directors of S.Y. Bancorp held thirteen regularly scheduled meetings.  All directors of S.Y. Bancorp are also directors of the Bank.  During 2013, the Bank’s Board of Directors held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served.  All directors are encouraged to attend annual meetings of shareholders, and all attended the 2013 Annual Meeting.

S.Y. Bancorp has an Audit Committee, Compensation and a Nominating and Corporate Governance Committee of the Board of Directors.  The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains an Audit Committee comprised of directors who are not officers of S.Y. Bancorp.  For 2013, the Audit Committee was comprised of Messrs. Herde (Chairman), Lechleiter, Madison, and Priebe.   Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee.  The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

The Audit Committee oversees S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the independent auditors for S.Y. Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and independent auditors, reviews the independence of the independent auditors, reviews S.Y. Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all audit and permitted non-audit services performed by its independent auditors.  The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting.  This Committee also meets with the independent auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee.  The Audit Committee held five meetings during 2013.

The Board of Directors has determined that Mr. Herde and Mr. Lechleiter are audit committee financial experts for S.Y. Bancorp and are independent as described in the paragraph above.  See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Nominating and Corporate Governance Committee.  Members of this Committee are Messrs. Edinger (Chairman), Northern, and Simon, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee.  Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the board of directors, including consideration of candidates suggested by shareholders.  To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee.  The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates.  The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines.  This Committee held five meetings during 2013.

Compensation Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Compensation Committee. Members of this Committee are Messrs. Edinger, Lechleiter (Chairman) and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee.  The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.  The responsibilities of this Committee include oversight of executive and Board compensation and related programs.  The Compensation Committee held six meetings during 2013.  See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Northern, Simon and Tasman.  This committee generally meets twice monthly with one meeting each month being telephonic.  The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Herde, Madison and Priebe.  This Committee held six meetings in 2013.  The Trust Committee oversees the operations of the trust department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: S.Y. Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

ITEM 1.  ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of eleven members.  Directors serve a one-year term and hold office until the annual meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2015 annual meeting and until their respective successors are elected and qualified are:

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)

Charles R. Edinger III	President, J. Edinger & Son, Inc.
Age 64
Director since 1984

David P. Heintzman	Chairman and Chief Executive Officer,
Age 54	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Carl G. Herde	Vice President and Chief Financial Officer,
Age 53	Baptist Healthcare System, Inc.
Director since 2005

James A. Hillebrand	President,
Age 45	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter	Retired
Age 55
Director since 2007

Bruce P. Madison	Chief Executive Officer, Plumbers Supply Company, Inc.
Age 63
Director since 1989

Richard Northern	Partner, Wyatt, Tarrant & Combs
Age 65
Director since 2011

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 50
Director since 2012

Nicholas X. Simon	President and Chief Executive Officer,
Age 55	Publishers Printing Company LLC
Director since 2002

Norman Tasman	President, Tasman Industries, Inc. and
Age 62	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, S.Y. Bancorp, Inc.
Age 52	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Investment Management and Trust Department

(1)         Ages listed are as of December 31, 2013.

(2)         Each nominee has been engaged in his or her chief occupation for five years or more.

(3)         No nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

Our Board of Directors has determined that Messrs. Edinger, Herde, Lechleiter, Madison, Northern, Priebe, Simon and Tasman satisfy the independence requirements of the NASDAQ Stock Market.  As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2015 annual meeting of shareholders and until their respective successors have been elected and qualified.  Based on the recommendation of the Nominating and Corporate Governance Committee, all of the aforementioned nominees are standing for reelection.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee (the Committee) considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board.  Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles.  Potential Board candidates are evaluated based upon various criteria, including:

•                  Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

•                  Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;

•                  Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing Directors;

•                  The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and

•                  Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all our shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of S.Y. Bancorp, Inc. and the banking industry.

Non-management Directors are required to own stock equal in value to $100,000 within five years of joining the Board.  The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of common stock is affected by the price of Bancorp stock or changes in Director compensation.  Management Directors also have ownership targets as set forth elsewhere in this proxy statement.  All directors’ ownership positions exceed the requirement, and some of the more long-serving directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2014 Annual Meeting.  All eleven nominees are standing for re-election. Below is a summary of the Committee’s consideration and evaluation of each Director nominee.

Mr. Edinger is President of a family owned business, J. Edinger & Son, Inc., which is typical of the Bank’s historical customer base.  He brings this perspective to the Board, and he has the skills necessary to serve as Lead Director.  Mr. Edinger is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations.  He chairs the Nominating and Corporate Governance Committee, and he serves on the Compensation Committee of Bancorp.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm.  He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President.  In January 2005 he assumed the position of Chairman and Chief Executive Officer.  Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution.  His commitment to ethical standards sets the example for the Bank and its employees, and his tenure and experience in all areas of the business provide unique perspective of the business and strategic direction of the Company.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller.  Since 1993 he has been Vice President of Finance and Chief Financial Officer.  He has extensive experience in financial reporting and corporate finance.  Mr. Herde chairs the Audit Committee of Bancorp, is an Audit Committee financial expert and serves on the Bank’s Trust Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group.  Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking.  He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is a certified public accountant and from February 2002 to January 2014 served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville.  Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. over his professional career.  His extensive experience in financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board.  Mr. Lechleiter serves on the Audit Committee as a financial expert and also chairs the Compensation Committee of Bancorp.  Mr. Lechleiter retired from Kindred on January 15, 2014.

Mr. Madison is Chief Executive Officer of Plumbers Supply Company, Inc., an 86-year-old family-owned regional supplier and service source in the plumbing, heating and piping industries.  Because his company is typical of our customer base, Mr. Madison’s business perspective is important to the Company’s Board of Directors.  In addition, he is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations.  Mr. Madison serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Northern is a partner in the Louisville office of Wyatt, Tarrant & Combs where he has practiced law since 1980.  Earlier in his career Mr. Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil Andrus and was the Legislative Director for U.S. Representative Romano Mazzoli.  Mr. Northern’s legal experience is valuable to the Board including corporate governance, compliance, strategy and acquisition and development activities.  He serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Loan Committee.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction.  A registered professional civil engineer, he began his career at Hall in 1986.  Mr. Priebe has had extensive involvement with many civic organizations throughout his career.  He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor.  Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board.  Mr. Priebe serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Simon is President and Chief Executive Officer of Publishers Printing Company LLC, a fifth-generation printing company.  The company is the largest employer located in a county contiguous to the Bank’s primary market - one designated as a growth area for the Bank.  Mr. Simon’s reputation has assisted the Bank in gaining a larger market share in that area.  Mr. Simon brings his business perspective to the Board.  He serves on the Nominating and Corporate Governance Committee of Bancorp as well as the Bank’s Loan Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville.  This family-owned business was founded in 1947 and operates 16 locations in North America with offices in Europe and Asia.  The company produces leather and finished products used by the military and general population.  Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board.  He serves on the Compensation Committee of Bancorp and the Loan Committee of the Bank.

Ms. Thompson joined the Bank in 1992 as manager of the Investment Management and Trust Department, at which time the Trust Department had $200 million in assets under management.  Under her leadership, the department has grown to $2.2 billion in assets under management and is one of the most profitable bank-owned trust companies in the country.  Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 2.  RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting.  KPMG LLP has been engaged to audit the consolidated financial statements of S.Y. Bancorp for the past 26 years.  Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, we are submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP

ITEM 3.  AMENDMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION CHANGING THE NAME OF THE COMPANY TO STOCK YARDS BANCORP, INC.

The Board of Directors has adopted a resolution to amend its restated articles of incorporation to change the Company’s name from S.Y. Bancorp, Inc. to Stock Yards Bancorp, Inc., and the Board seeks shareholder approval of this name change.  The primary reason for the proposed name change is to better align the identity of the Company with its subsidiary bank, Stock Yards Bank & Trust Company.

When S.Y. Bancorp was formed in 1988, management and the board of directors were considering changing the name of the Bank.  At that time, use of initials, in place of the bank’s full name, was common.  In the ensuing years, management and the directors have recognized and appreciate the value of a name that has endured for over a century.  Stock Yards Bank & Trust has an excellent reputation in the Louisville, Kentucky metropolitan area.  It is a reputation for outstanding customer service, ethical conduct, and exceptional financial performance.  As the Bank has expanded into Indianapolis and Cincinnati, while the reputation is not well known, the unique name has helped garner attention and further the perception that we are a community bank.  Management also believes that changing the Company name will help eliminate confusion, particularly on the part of retail shareholders, as they connect the name of the Bank with that of the publicly traded parent company.

Changing the name of the Company will not result in any change of the Company’s structure, the Bank’s products or services, or the mission of the Company to consistently outperform its peer institutions and to be viewed as a model for community banking at its finest.

A copy of the proposed amendment to the restated articles of incorporation is attached as Exhibit A to this proxy statement.

If the name change is approved by our shareholders, it will become effective when the amendment to our restated Articles of Incorporation is filed with the Kentucky Secretary of State, which we intend to do promptly after the shareholders approve the name change.  If the name change is approved, shareholders with certificated shares should continue to hold their existing stock certificates.  The Company’s common stock will continue to trade on the NASDAQ stock market under its current “SYBT” symbol, regardless of whether or not the name change is approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO CHANGE THE COMPANY’S NAME TO STOCK YARDS BANCORP, INC.

ITEM 4:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this proxy statement.  We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.  While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment about our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements.  Following is a summary of some of the key points of our 2013 executive compensation program.  See the REPORT ON EXECUTIVE COMPENSATION section of this proxy statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports S.Y. Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of S.Y. Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead S.Y. Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders.  In addition, the program seeks to mitigate risks related to compensation. In designing the 2013 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2013.

We believe that the information provided regarding executive compensation in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders.  Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of S.Y. Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the S.Y. Bancorp, Inc. 2014 proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2014 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our Directors and executive officers as a group; and Directors, executive officers and employees as a group.  “Executive Officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors.  For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors of S.Y. Bancorp, see the tables below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of S.Y. Bancorp Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	965,492	(2)	6.6%

Directors and executive officers of Bancorp and the Bank as a group (16 persons)	1,376,044	(3)	9.2%

Directors, executive officers, and employees of Bancorp and the Bank as a group (354 persons)	2,436,814	(3)(4)	15.7%

(1)                     Shares of S.Y. Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under S.Y. Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by any other person or group.

(2)                     Based upon Schedule 13G filed with the SEC as of December 31, 2013.

(3)                     Includes 415,909 shares held by directors and executive officers subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 94,841 shares held in 401(k)/ESOP accounts.

(4)                     The shares held by the group include 200,011 shares held by non-executive officers and employees of the Bank.  In addition, includes 456,870 shares subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 403,889 shares held by non-executive officers and employees of the Bank in their 401(k)/ESOP accounts, with sole voting power and investment power.  S.Y. Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of S.Y. Bancorp, Inc.’s common stock as of January 31, 2014 by each nominee for election as directors and each named executive officer.

		Number of	Percent of
		Shares	S.Y.
		Beneficially	Bancorp
		Owned	Common
Name		(1) (2) (3) (4)	Stock

Nancy B. Davis		109,040	(5)
Charles R. Edinger III	(6)	201,488	1.4%
David P. Heintzman	(7)	272,536	1.8%
Carl G. Herde		22,478	(5)
James A. Hillebrand	(8)	96,511	(5)
Richard A. Lechleiter	(9)	13,742	(5)
Bruce P. Madison	(10)	56,067	(5)
Richard Northern		20,268	(5)
Phillip S. Poindexter		57,472	(5)
Stephen M. Priebe		4,396	(5)
Nicholas X. Simon	(11)	59,079	(5)
Norman Tasman	(12)	215,848	1.5%
Kathy C. Thompson		105,439	(5)

(1)                     Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest.  The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right.  In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)                     Includes shares subject to outstanding stock options and stock appreciation rights (SARs) that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under S.Y. Bancorp’s Stock Incentive Plan(s) as follows:

	Number of	Number of
	Stock Options	Unvested Restricted
Name	and SARs	Stock Grants

Davis	38,088	3,503
Edinger	1,050	490
Heintzman	146,594	9,250
Herde	550	490
Hillebrand	50,639	3,628
Lechleiter	1,000	490
Madison	1,050	490
Northern	600	490
Poindexter	38,143	3,216
Priebe	200	490
Simon	1,050	490
Tasman	1,050	490
Thompson	55,013	5,318

(3)                     Includes shares held in Directors’ Deferred Compensation plan as follows:

Number
Name	of Shares

Edinger	15,847
Herde	8,023
Lechleiter	8,346
Madison	40,005
Northern	4,864
Priebe	1,992
Simon	9,676
Tasman	31,077

(4)                     Includes shares held in the Company’s 401(k)/ESOP as follows:

Number
Name	of Shares

Davis	14,802
Heintzman	22,667
Hillebrand	12,311
Poindexter	6,629
Thompson	17,704

(5)                     Less than one percent of outstanding S.Y. Bancorp Common Stock.

(6)                     Includes 62,274 shares owned by Mr. Edinger’s wife.

(7)                     Includes 4,041 shares owned by Mr. Heintzman’s wife.

(8)                     Includes 17,170 shares held jointly by Mr. Hillebrand and his wife, 7,756 shares owned by Mr. Hillebrand’s wife and 391 shares held as custodian for children.

(9)                     Includes 2,606 shares held jointly by Mr. Lechleiter and his wife and 600 shares held as custodian for children.

(10)             Includes 8,828 shares held jointly by Mr. Madison and his wife and 1,956 shares owned by Mr. Madison’s wife.

(11)              Includes 37,805 shares held by Publishers Printing Company LLC, of which Mr. Simon is President and Chief Executive Officer.

(12)              Includes 46,551 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,359 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son, and 69,825 shares owned by a partnership from which Mr. Tasman derives economic benefit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our Directors and persons who own more than 10% of a registered class of S.Y. Bancorp’s common stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ.  Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2013.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion & Analysis reflects our 2013 executive compensation program with respect to the named executive officers (NEOs) whose compensation is detailed in the Summary Compensation Table that follows.  In this discussion, we explain our compensation philosophy and program, factors considered by the Compensation Committee (the “Committee”) in making compensation decisions and additional details of our practices.

The NEOs are:

•                  David P. Heintzman, Chairman and Chief Executive Officer (CEO);

•                  Nancy B. Davis, Chief Financial Officer (CFO);

•                  James A. Hillebrand, President;

•                  Kathy C. Thompson, Senior Executive Vice President and Manager of the Investment Management and Trust department; and

•                  Phillip S. Poindexter, Executive Vice President and Chief Lending Officer.

Executive Summary

2013 Business Performance and Accomplishments

•                  Net earnings of $27.2 million and earnings per share (“EPS”) of $1.89 — both records over our 109-year history

•                  Strong returns on both assets and equity of 1.22% and 12.34% respectively

•                  Redemption of the Company’s trust preferred securities, which will result in annual $0.13 EPS accretion beginning in 2014

•                  Strategic acquisition of THE BANCorp, INC. and successful integration of that organization into Bancorp

•                  Further improvements to virtually all credit quality metrics

•                  Solid core loan growth of 6%

Bancorp’s Response to “Say On Pay” Vote

On April 24, 2013, we asked shareholders to vote on a non-binding resolution to approve the compensation for the NEOs which is commonly referred to as the “say on pay” vote.  They approved the resolution with a 68% majority vote, a reduction from 87% in 2012 and 95% in 2011.  The Committee believes the lower level of shareholder support was due primarily to concerns expressed by governance and proxy advisory firms.

The Board of Directors and management are interested in the opinions of our shareholders, take their concerns seriously, and carefully consider these when making governance and compensation decisions.

While most of the 2013 compensation targets and equity grants had been established by the time of the April 24, 2013 shareholder vote, the Committee is mindful of the advisory firms’ issues and considered those for 2014 and beyond.  From conversations with certain shareholders, management gained insight for future compensation decisions.  To that end, the Committee strengthened our compensation practices and fine-tuned our philosophy based on market best practices and feedback we received.  In conversations with institutional shareholders’ portfolio managers, these individuals expressed enthusiastic approval of Bancorp’s performance.  However, often these are not the individuals responsible for establishing voting guidelines or casting votes.  Below is a summary of key changes implemented in 2013.

•                  Adopted Clawback policy.  The Board approved “Clawback” provisions as recommended by the Committee.  The policy allows Bancorp to recover overpayment of incentive compensation from all executive officers as required by any exchange rules, or by Sarbanes-Oxley after accounting restatements, or based on any Committee conclusion that the performance required to merit an award was not achieved at the same level as originally thought when an award is paid.

•                  Added double-trigger change in control provisions.  The Senior Executive Severance Agreements (Severance Agreements) which relate to change in control for Mr. Heintzman and Mses. Davis and Thompson were amended to have a double-trigger in the event of a change in control.  The amended agreements no longer permit the executive to resign for any reason following a change in control and receive severance benefits.

•                  Tax gross-ups eliminated from Change in Control Agreement.  The tax gross-up of payments in connection with a change in control expired in 2013 for all executives including all NEOs and will not be renewed.

•                  Enhanced performance-based equity awards.  For 2014 and beyond, the Committee plans to adjust long-term equity incentives to have performance awards constitute a minimum 60% of the equity award and eliminate the use of time-based equity grants other than stock appreciation rights (SARs).  SARs align interests of executives with shareholders, and the Committee favors continuing the use of SARs.

•                  Confirmed non-revenue of shareholder rights plan.  This plan lapsed in 2013 and, as indicated in the related Form 10-K, it was not renewed.

Connecting Pay and Performance

S.Y. Bancorp has been a top-performing bank in the country for many years.  In particular, 2007 marked the end of twenty consecutive years of record EPS.  While 2008 and 2009 declined from the high level achieved in 2007, return on average assets (“ROAA”) was extraordinary by peer comparison at 1.38% and .95% respectively.  The year 2010 matched our 2007 record EPS, while 2011 through 2013 have all been record years of earnings performance.

Our shareholders have been rewarded with superior results as evidenced below.  When comparing Bancorp’s total shareholder return (“TSR”) against peers or the industry in the short term, our three-year TSR is clouded by the fact that Bancorp never suffered a steep stock price decline during the financial crisis, as was the case for many in this sector.  In addition, rather than suspend or reduce cash dividends, as many banks did during the financial crisis, Bancorp has raised its dividend five times since 2008.  The Committee judges management financial performance over the long term, and over the long term, Bancorp’s TSR has been stellar.  The Committee believes the 10-year TSR to be a better measure of performance because it benchmarks all banks from before the crisis, tracks them through the crisis, and measures how well they have recovered post-crisis.  As the table below indicates, our shareholders have earned superior returns over the longer term.

	Median Total Shareholder Return of Peer Groups
	One Year Ended December 31, 2013	Three Year Ended December 31, 2013	Ten Year Ended December 31, 2013
Compensation Peer Group (1)	39.27%	53.36%	62.74%
KBW Honor Roll (2)	31.52%	60.32%	103.12%
Midwest $1-$5bn (3)	44.13%	90.05%	21.43%
SYBT	46.87%	43.43%	113.23%

Source:  FactSet Research Systems.  Total return is defined as compound total return, with dividends reinvested on the ex-dividend date.

(1)         Compensation peers include: BKMU, BKYF, BMTC, CFNL, CHCO, EBTC, MBVT, OABC, SFNC, SUBK, TRST, UVSP and WASH.

(2)         KBW Honor Roll includes 45 banks with assets greater than $500 million with no annual loss in EPS over the last 10 years, 2012 EPS equal to or greater than peak EPS over the last 10 years and consecutive increases in EPS since 2009 (group defined as of April 15, 2013).

(3)         MW $1-$5bn includes 41 institutions with between $1 billion and $5 billion in assets traded on a national securities exchange and headquartered in the Midwest.

The Committee believes stock price follows earnings growth over the long term, and management should be given the incentive with respect to controllable performance measures.  Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance.  Often, price-to-earnings ratios expand or contract and price-to-tangible book ratios do the same based on economic and broad market conditions, and the entire financial services sector is impacted to some degree.  Our management’s interests are aligned with shareholders as illustrated below.  Earnings per share growth, over the long term, drives TSR.

As the following table illustrates, the Company’s EPS over the 10-year period is far superior to its compensation peer group and to the overall Midwest group.  During the ten-year period, Bancorp delivered a 4.6% compound annual growth rate and 56.2% of EPS growth, demonstrating the Committee’s view that earnings growth drives shareholder returns over the long term.

	Earnings per Share Growth of Peer Groups
	One Year Ended December 31, 2013		Three Year Ended December 31, 2013		Ten Year Ended December 31, 2013
	CAGR	Total	CAGR	Total	CAGR	Total
Compensation Peer Group (1)	5.5%	5.5%	9.8%	32.3%	2.2%	23.8%
KBW Honor Roll (2)	0.9%	0.9%	10.7%	35.7%	5.9%	77.0%
Midwest $1-$5 billion (3)	4.2%	4.2%	19.6%	71.1%	1.9%	21.3%
SYBT	2.2%	2.2%	4.2%	13.2%	4.6%	56.2%

Source: SNL Financial.  Earnings per share are defined by SNL Financial as diluted earnings per share after extraordinary items.  CAGR defined as Compound Annual Growth Rate.

(1)         Compensation peers include: BKMU, BKYF, BMTC, CFNL, CHCO, EBTC, MBVT, OABC, SFNC, SUBK, TRST, UVSP and WASH.

(2)         KBW Honor Roll includes 45 banks with assets greater than $500 million with no annual loss in EPS over the last 10 years, 2012 EPS equal to or greater than peak EPS over the last 10 years and consecutive increases in EPS since 2009 (group defined as of April 15, 2013).

(3)         MW $1-$5bn includes 41 institutions with between $1 billion and $5 billion in assets traded on a national securities exchange and headquartered in the Midwest.

Lastly the following diagram illustrates the strong relative performance of the Company.  As the pyramid shows, of the 182 exchange traded institutions with assets between $1 and $5 billion, only eight, including Bancorp, pass every benchmark of performance.

Source:  SNL Financial.  Financial data is as of December 31, 2013.

(1)         Includes banks, thrifts and mutual traded on the NYSE, NYSE MKT or NASDAQ as of February 6, 2014.

(2)         Defined as having positive net income before extraordinary items for each of the last 10 years (calendar years ended December 31, 2004 through December 31, 2013).   Net income before extraordinary items is defined by SNL Financial as GAAP income, after taxes, minority interest, and other after tax items, but before any extraordinary items.

(3)         Defined as consecutive increases in net income before extraordinary items for each of the years ending December 31, 2010, 2011, 2012 and 2013.

* LTM = Last twelve months

These recognitions and rankings provide the Compensation Committee additional evidence that our compensation plan and structure—focusing on EPS growth— over the long term are in the best interests of our shareholders.

Conclusion

Bancorp’s long-term results have been superior and have lifted the Company in national ranking stature based on numerous measures.  Stockholders will be gratified to know that Bancorp has, for years, retained its high ranking on the KBW Bank Honor Roll of superior performers, a numerically exclusive list of banking companies compiled by a leading investment banking company specializing in the financial services sector.  Additionally, in 2013, Bank Director Magazine ranked Bancorp #27 out of 187 publically traded banks with assets of $1-$5 billion.  This ranking is based on scoring profitability, capital adequacy and asset quality of each institution.  In 2013, Trust Performance Report, a publication of the top 1,500 trust departments in the United States, ranked Bancorp’s trust department as #209 based on assets, #120 based on gross revenue and #63 based on net revenue.  Institutional shareholders have expressed enthusiasm for Bancorp’s performance, and management and the Board of Directors appreciate their affirmation of the Company’s accomplishments.

Compensation Philosophy and Process

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•                  To attract, retain, and motivate top executive talent;

•                  To link overall compensation to company performance;

•                  To align executive interests with shareholder interests;

•                  To place at risk a significant portion of total compensation, making it contingent on Company performance but consistent with our risk management policies; and

•                  To support the Company’s objective of creating shareholder value without taking unnecessary risk.

The Committee has determined that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee assists our Board in establishing the compensation of our executive officers.  The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation goals.  Each of the three members of our Compensation Committee is independent as is defined under NASDAQ listing standards.  The Compensation Committee retains an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

Beginning in 2010, the Compensation Committee engaged Mercer LLC (“Mercer”) to provide executive compensation consulting services and Mercer continued to provide these services to the Committee in 2013.  The scope of Mercer’s executive compensation consulting assignment included the establishment and evaluation of the peer group of banks, and a comparison of management’s levels of base salary, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (detailed below).  The Compensation Committee used data developed by Mercer in its determination of overall competitive pay practices.

Mercer performed services solely on behalf of the Compensation Committee and has no other relationship with Bancorp or its management.  The Compensation Committee has assessed the independence of Mercer and concluded that Mercer’s work did not raise any conflicts of interest.

Compensation Committee Actions

The Compensation Committee held six meetings during 2013 and its actions included finalizing all aspects of 2013 executive compensation based on recommendations made by an outside compensation consultant and recommending such compensation to the Board for approval.  In addition, the Committee reviewed compensation philosophy with its outside consultant, reviewed compliance with the Committee charter, reviewed the company-wide retirement plan programs, reviewed the 2014 Bancorp operating budget and its effect on incentive compensation programs for 2014, discussed executive succession planning and received education on compensation matters.

The Committee also adopted numerous governance issues as detailed earlier in the Bancorp’s Response to “Say On Pay” Vote section of this report.  On a go forward basis, the Committee will continue to review compensation programs and adjust as they deem appropriate and to comply with the Committee’s goal of pay for performance.  Additionally, the Committee agreed to discontinue the use of time-based equity grants other than SARs for executives including all NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the CEO and Chief Strategic Officer who provide administrative support to the Compensation Committee, as requested.  These executives attend Compensation Committee meetings to discuss Bancorp and individual performance or to provide pertinent financial, tax, accounting, or operational information.  The Committee excuses from the meetings all executives for discussions on the CEO compensation.  Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation.

For each executive officer other than himself, the CEO makes recommendations to the Compensation Committee regarding compensation.  The Compensation Committee reviews recommendations made by the CEO and information from the Mercer executive compensation review.  The Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data.

Peer Selection Process

The Compensation Committee regularly reviews peer/industry information in regard to levels of compensation, performance, and other pertinent data that may provide reference for decision making.  Each year we re-evaluate and update the peer group to ensure ongoing relevance.  The Compensation Committee uses this information and analysis as a benchmarking reference for setting performance goals and making compensation decisions, such as changes to base salaries, annual cash incentive awards and long-term equity awards.

Mercer used multiple sources to provide data to the Compensation Committee.  A key source of information was a peer group of community banks similar to Bancorp.  The process to develop a peer group began with all U.S. based, publically traded commercial banks as of December 31, 2012.  The following criteria were used to select the peer banks:

•                  Total assets ranging from half the size of Bancorp to two times the size of Bancorp.

•                  Employee base between 225 and 1,000 full-time equivalent employees.  (Bancorp has approximately 550 employees.)

•                  Location in a metropolitan area with a population of 200,000 or more.  Bancorp competes against money center, regional, and community banks in its three primary markets.  Compensation of talented people is very aggressive in large cities contrasted to that of small communities where competitive opportunities are more limited.

•                  Insider ownership less than 45% with no single holder owning more than 15%.  Certain banks comparable in size to Bancorp are controlled by a family or other group and pay for top executives may not be indicative of market conditions if the executive is also a substantial owner.

•                  Non-interest income greater than $10 million.  Bancorp has a large portion of non-interest income earned by its investment management and trust business.

•                  Market capitalization of the peer’s stock greater than $90 million.  Minimum valuation excludes banks with serious financial problems.

The resulting group consisted of 14 bank holding companies.  With the exception of Bank of Kentucky Financial Corp., the Committee found it appropriate to exclude banks that participated in the U.S. government’s Troubled Asset Relief Program (“TARP”) because they are subject to TARP-related limitations on compensation.  In recognition of Bancorp’s strong performance through the financial crisis coupled with its own capital raise at the height of the crisis in lieu of TARP, management should not be compared to institutions subject to the federal compensation limitations of the TARP program.  The ability of Bancorp to execute its own capital raise in lieu of

TARP reflects disciplined, competent and consistent management.  The Compensation Committee was able to reward the CEO with proper pay increases at a time when TARP recipients were unable to do so.  The Compensation Committee determined the 14 peers represented appropriate market comparators for Bancorp in terms of industry and size.

The table below lists the peer banks approved by the Compensation Committee for 2013.

Bank Mutual Corporation Wisconsin	OmniAmerican Bancorp, Inc., Texas
Bank of Kentucky Financial Corp. Kentucky	Provident New York Bancorp, New York
Bryn Mawr Bank Corp., Pennsylvania	Simmons First National Corporation, Arkansas
Cardinal Financial Corp., Virginia	Suffolk Bancorp, New York
City Holding Company, West Virginia	TrustCo Bank Corp NY, New York
Enterprise Bancorp Inc., Massachusetts	Univest Corporation of Pennsylvania, Pennsylvania
Merchants Bancshares Inc., Vermont	Washington Trust Bancorp, Inc., Rhode Island

On a total asset basis, Bancorp is at the 53rd percentile of the peer group; however, on a ROAA and return on average equity (“ROAE”) basis, it ranks above the 75th percentile of the peer group.

	Total Assets (1)	ROAA (1)	ROAE (1)

25th percentile	$1,850	0.76%	7.53%
50th percentile	$2,192	0.90%	9.53%
75th percentile	$3,189	1.10%	11.53%
S.Y. Bancorp Inc.	$2,389	1.22%	12.34%

Dollars in millions

(1)  Excludes one bank in the peer group:  Provident New York Bancorp merged with Sterling Bancorp in November 2013.

Compensation Components

There are four components of executive compensation:

•                  Base salary

•                  Short-term cash incentives

•                  Long-term equity-based incentives

•                  Other executive benefits

Base Salary

We provide a base salary as the fundamental element of executive compensation.  In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice.  Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution.  Salaries are the basis from which incentives and other select benefits are derived.

Each executive officer’s base pay is determined by evaluating the most recent comparative peer data relative to similar roles and responsibilities.  For positions not specifically matched to peers, the officer’s level of responsibility is compared to positions deemed equivalent.  The Committee has set the 75th percentile as a benchmark relative to peers for Mr. Heintzman, even though Bancorp’s financial performance over the long term is well above the 75th percentile.  For 2013, the Committee established a range between the 50th and 75th percentile relative to peers for other NEOs.  There are no exact matches of positions at Bancorp with positions at peers.  The Committee weighs qualitative and quantitative performance of each NEO to determine that the executive is at the appropriate position within the 50th to 75th percentile.

For the second year in a row, based on peer data, our CEO requested no increase in base salary for 2013.  The request was approved by the Committee.

Executive	2012 Base Salary	2013 Base Salary	Percentage Change
Heintzman	$535,000	$535,000	0.0%
Davis	$225,000	$232,000	3.1%
Hillebrand	$360,000	$375,000	4.2%
Thompson	$335,000	$345,000	3.0%
Poindexter	$262,000	$270,000	3.1%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver levels of compensation conditioned on the attainment of certain financial, departmental and/or operating results of Bancorp.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties.  For 2013, the determination as to whether cash incentives would be paid to Mr. Heintzman and non-line of business executive officers was based solely upon the achievement of diluted earnings per share (EPS) levels as set forth below.

The Committee strongly supports the single factor in the determination of the short-term cash incentive.  The Committee believes that EPS, over the long-term, drives TSR.  With virtually all areas of the bank operating at a high performing level, growth in EPS should be, and is, the primary focus of management.  Choosing the correct mix of revenue growth, expense control measures, and other various tactics ultimately leads to improved EPS.  Therefore, the Committee believes aligning pay with EPS growth gives management the correct incentive to make the best decisions.

The 2013 executive short-term incentive compensation goals were primarily based on achieving the budgeted diluted EPS levels for the year.  The baseline goal represented an approximate 10.8% decrease in diluted EPS as compared to 2012.  The positive effect of aggressive growth goals were largely offset by the expected restructuring and merger changes related to THE BANCorp, INC. acquisition in 2013.  It should be noted that Target Performance under the short term incentive plan was expected to continue ranking Bancorp financial performance metrics at the 90th percentile of banks $1.0-$2.5 billion.  The Committee considered the comments made by advisory firms on its “Say On Pay” vote for goal setting in 2014 and beyond.  For 2014 target was set at a 12.7% increase in EPS over 2013 and, again represents strong performances in all areas of the Company.

The primary driver for the 2013 budget was loan growth, budgeted at a level more than double the levels actually achieved over the prior two years.  In an environment of perpetually low interest rates and near record loan prepayments along with intense competition for new loans from other financial institutions, net loan growth would be very challenging.  Overall economic activity had also been tepid for the prior two years with many peer banks experiencing a contraction in total loan balances.  New loan production was budgeted to be at or near record levels to achieve this goal.  Bancorp’s net interest margin was budgeted to continue to contract as interest rates were expected to persist at record low levels.  Essentially, contraction in the net interest margin was expected to nearly offset the additional revenue from loan growth.

In addition, Bancorp expected a decrease of mortgage banking revenue of over 30% due to an expected decline in home refinancing activity.

The goals for short-term incentives for the executive group for 2013 held the group accountable for record loan production while improving loan quality and working to overcome the significant hurdles enumerated above.  The Compensation Committee reviewed various aspects of the operating plan for 2013 before setting the final goal, which represented both a positive outcome for shareholders and a significant achievement for the executive team.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy.  EPS targets and corresponding bonus percentages for 2013 were as follows:

Mr. Heintzman, Ms. Davis and Mr. Hillebrand

Bancorp	Bonus as a Percentage of Base Salary
EPS		Mr. Heintzman	Ms. Davis	Mr. Hillebrand

Threshold	$1.61	10%	6%	8%
	$1.62	20%	12%	16%
	$1.63	30%	18%	24%
	$1.64	40%	24%	32%
Target	$1.65	50%	30%	40%
	$1.69	60%	36%	48%
	$1.73	70%	42%	56%
	$1.77	80%	48%	64%
	$1.91	90%	54%	72%
Maximum	$1.95 or greater	100%	60%	80%
Actual Results	$1.89	80%	48%	64%

For 2013, the Company earned $1.89 per diluted share and accordingly the following incentive payments were made:

Name	2013 Base Salary	Incentive Percentage	Incentive Payment
Heintzman	$535,000	80%	$428,000
Davis	$225,000	48%	$111,360
Hillebrand	$360,000	64%	$240,000

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations, and consolidated EPS of the Company.  The investment management and trust department ranks in the top 100 bank-owned trust departments in the country based on revenues and contributes approximately 40% of the Bank’s total non-interest income and nearly 20% of the Company’s net income, distinguishing the Company from many of its peers.  Accordingly, growth in departmental profitability directly affects the profitability of Bancorp and significantly enhances shareholder value.  The respective targets and corresponding bonus percentages for Ms. Thompson follow:

	Departmental Gross Revenues		Departmental Income Before Overhead Allocations
	Percentage	Bonus as	Percentage	Bonus as
	Increase over	Percentage	Increase over	Percentage
	Prior Year	of Base Salary	Prior Year	of Base Salary
Threshold	2%	2.625%	-1%	2.625%
	3%	5.250%	0%	5.250%
	4%	7.875%	1%	7.875%
	5%	10.500%	2%	10.500%
Target	6%	13.125%	3%	13.125%
	7%	15.750%	6%	15.750%
	8%	18.375%	7%	18.375%
	9%	21.000%	8%	21.000%
	10%	23.625%	9%	23.625%
Maximum	Over 11%	26.250%	Over 10%	26.250%
Actual Results	13.8%	26.250%	10.4%	26.250%

Bancorp EPS

			Bonus as
	Bancorp		Percentage of
	EPS		Base Salary
Threshold	$1.61		1.75%
	$1.62		3.50%
	$1.63		5.25%
	$1.64		7.00%
Target	$1.65		8.75%
	$1.69		10.50%
	$1.73		12.25%
	$1.77		14.00%
	$1.91		15.75%
Maximum	$1.95	or greater	17.50%
Actual Results	$1.89		14.00%

For 2013, combined achievement levels of the three incentive components for Ms. Thompson resulted in a bonus of 66.50% of base salary, or $229,425.

Mr. Poindexter

The Committee believes its incentive matrix plan for Mr. Poindexter drives achievement of the Company’s annual performance goals to support its strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork and compliance.  Mr. Poindexter’s bonus targets cover a matrix of all areas of his responsibility including:  Commercial Banking, Private Banking, Business Banking, Treasury Management, International, and Correspondent Banking.  The Commercial Banking, Private Banking, and Business Banking areas are the source of significant loan and deposit growth.  Net interest income comprises approximately two-thirds of the Company’s consolidated revenues.  Growth in these areas significantly impacts the profitably of the Company.  Mr. Poindexter’s matrix assigns various weights to several categories including:  net loan and deposit growth, growth of loan fees and service charges, customer satisfaction and charge-offs.  The program requires a minimum of 50 points in aggregate for any incentive bonus to be paid.  Additionally, certain point deductions are considered to promote quality of growth including deductions for excessive charge-offs and non-compliance with established customer service standards.  The matrix below used to compute the incentive award is structured such that achievement of target performance in all categories results in a cash incentive equal to 22.50% of base salary.  Goals are considered aggressive and difficult to achieve.

In 2013, new loan production was approximately $489 million and translated into net core loan growth of 6% or nearly $100 million.  Mr. Poindexter’s production formula excluded loans added through the Company’s acquisition of THE BANCorp, Inc.

The following is a summary of Mr. Poindexter’s performance under the short-term incentive plan:

Specific Components	Component Weight at Target Performance	Departmental Points Earned
Loan growth	50%	68.54
Non interest deposit growth	5%	10.00
Interest bearing deposit	5%	—
Loan fees	10%	20.00
Service charges	5%	5.40
Officer production	5%	7.50
Treasury services revenue	5%	9.99
International revenue	5%	3.75
Credit quality/Charge offs	10%	20.00
Total	100%	145.18

The following summarizes the parameter of the plan:

	Bonus as a Percentage of Salary
	Threshold	Target	Maximum
Departmental points	50	100	200
Departmental bonus %	11.25%	22.50%	45.00%

In addition to departmental goals, Mr. Poindexter has a component of his cash incentive based on overall performance of the Company, as follows:

			Bonus as
			Percentage
	Bancorp		of
	EPS		Base Salary
Threshold	$1.61		1.50%
	$1.62		3.00%
	$1.63		4.50%
	$1.64		6.00%
Target	$1.65		7.50%
	$1.69		9.00%
	$1.73		10.50%
	$1.77		12.00%
	$1.91		13.50%
Maximum	$1.95	or greater	15.00%
Actual Results	$1.89		12.00%

For 2013, Mr. Poindexter achieved 145.18 points under his departmental matrix plan resulting in a 32.66% bonus.  Additionally, Mr. Poindexter received a 12% bonus under the Bancorp EPS performance plan.  In aggregate, Mr. Poindexter earned a cash bonus of 44.66% of base salary, or $120,582.

Long-Term Incentives

The Committee believes that long-term incentive stock awards best align executives with the interests of shareholders by providing individuals who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company’s common stock and to have a meaningful interest in the future of the Company.  Bancorp competes both with small banks as well as large publicly traded banks.  Equity awards further Bancorp’s competitive advantage in attracting individuals from larger banks by having equity awards as part of the competitive salary structure.  It also provides a competitive advantage over small banks where no opportunity for equity compensation is available.

Stock Appreciation Rights (“SARs”) provide an executive with the right to receive S.Y. Bancorp Common Stock equal in value to the appreciation in Bancorp stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period.  The vesting period of these SARs is typically five years and the exercise period is ten years.  Restricted Stock Awards (“RSAs”) provide an executive a time-based award of shares.  The vesting period of the RSAs is five years.  The number of equity awards granted to each executive is based upon a formula determined by the Committee to be commensurate with responsibilities.  Regarding the granting of SARs and RSAs in 2013, the following executives received awards with a value relative to their base salary.  The executives were given a choice as to how their equity award would be allocated.  Due to shareholder concerns regarding time-based restricted stock grants as noted earlier in this discussion, this practice was discontinued going forward.

Executive	Equity Award as Percentage of Base Salary	RSAs	SARs
Mr. Heintzman	25.0%	12.5%	12.5%
Ms. Davis	15.0%	15.0%	—
Mr. Hillebrand	20.0%	—	20.0%
Ms. Thompson	17.5%	17.5%	—
Mr. Poindexter	15.0%	7.5%	7.5%

In 2011, the Committee amended the 2005 Stock Incentive Plan to allow for the issuance of performance-based stock units (“PSUs”).  The amendment provided that PSUs may be awarded to employees and directors of Bancorp and Bancorp’s affiliates on such terms and conditions as the Committee deems appropriate, including vesting upon the achievement of specified performance goals.  Upon the award of PSUs, the Committee is required to establish a period of time during which the PSUs are subject to forfeiture.  Upon the expiration of such period, and upon satisfaction of any conditions or performance goals applicable to the vesting of the PSUs, the PSU recipient will receive shares of Bancorp common stock equal to the percentage of the awarded PSUs earned based on the achieved performance.  PSU recipients do not have any rights as shareholders of Bancorp with respect to the PSUs at any time before the recipients receive shares of Bancorp common stock.  The Committee may, however, grant PSUs that provide the recipient the right to receive an amount equal to the cash distributions the recipient would have been entitled to receive had the recipient held the shares of Bancorp’s common stock underlying the PSUs on the date of such cash distributions.

PSUs generally require the executive to remain employed until the end of a performance cycle in order to vest and be paid in shares of common stock, with prorated awards still paid to those who leave Bancorp mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level (50% of the maximum) if a change in control occurs before a performance cycle ends.  Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued.

In 2013, the Committee approved the following PSUs:

Performance period:                                 Three years, beginning January 1, 2013 through December 31, 2015

Plan goals:                                                                                     1. Grow diluted earnings per share at the targeted compounded rate of 7% per year from a base of 1.75, excluding one-time acquisition costs, if any.

2. Rank at the target percentile or higher compared to peer community banks over the plan period as measured by SNL Financial for all public banks $1-$2.5 billion in assets using ROAA as the performance measurement ratio.  Performance will be measured by averaging the three annual rankings.

Performance ranges:                                The PSUs provide for minimum, target and maximum performance goals as follows:

	Minimum	Target	Maximum

Three year cumulative EPS	$5.41	$6.01	$6.39
Peer bank performance percentile	>50%	75%	90%

The long-term incentive will be determined as a percentage of the participant’s Year 1 base salary and will be denominated in shares of Company common stock valued on the date of grant.  Fractional shares are not distributable.

A summary of the long-term incentive plan follows (all amounts are expressed as a percentage of salary):

	EPS			Bancorp vs. Peers			Total value of Stock that may be earned, based on grant-date value, as a % of Base Salary
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Heintzman	5.0%	12.5%	25.0%	5.0%	12.5%	25.0%	10.0%	25.0%	50.0%
Davis	3.0%	7.5%	15.0%	3.0%	7.5%	15.0%	6.0%	15.0%	30.0%
Hillebrand	4.0%	10.0%	20.0%	4.0%	10.0%	20.0%	8.0%	20.0%	40.0%
Thompson	3.5%	8.8%	17.5%	3.5%	8.8%	17.5%	7.0%	17.6%	35.0%
Poindexter	3.0%	7.5%	15.0%	3.0%	7.5%	15.0%	6.0%	15.0%	30.0%

Bonus payouts:

Shares earned at the end of the performance period will be distributed to PSU participants by March 1 of the year following the performance period. All payouts of PSUs will be made in shares of Bancorp common stock based on the percentage earned of the maximum number of shares per participant determined at the beginning of the performance period.

Other Executive Benefits

Post-Employment Compensation and Benefits  To enhance the objective of retaining key executives, the Company established Senior Executive Severance Agreements (the “Severance Agreements”), concluding it to be in the best interests of Bancorp, its shareholders and the Bank to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event.  With these agreements in place, if Bancorp should receive takeover or acquisition proposals from third parties, Bancorp will be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations.  As previously noted, the Severance Agreements were updated in 2013 to require a double-trigger before executives could trigger payment under the agreements—both a significant change in employment conditions or responsibilities and termination of employment—rather than prior agreements which allowed certain NEOs to leave following a change in control for any reason.

Supplemental Retirement Benefits  The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions.  Amendments in 2006 provided executives with Bank contributions for the amount of match and ESOP contributions they do not receive under the Bank’s qualified retirement plan because of certain limits under the Internal Revenue Code.

In the 1980’s, the Bank created a plan (called the Senior Officer Security Plan, or SOSP) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement.  This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives’ retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income.  Once implemented, the benefit amounts were never adjusted and the plan therefore is not expected to yield the level of income replacement contemplated. This plan still covers two current executive officers, Mr. Heintzman and Ms. Thompson, and there are no intentions to adjust their payments or add additional participants.

Stock Ownership Guidelines

We believe that the executive officers of Bancorp should maintain meaningful equity interest in Bancorp to ensure that their interests are aligned with those of our shareholders.  We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Bancorp common stock, depending upon the executive’s position.  Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Bancorp KSOP plan, an IRA, or unvested time-based stock grants are deemed owned by the executive under the guidelines.  Our CEO is required to maintain ownership of common stock worth three (3) times his base salary.  Each of our other executive officers is required to maintain ownership of common stock worth two (2) times his or her base salary.  The valuation is based on the closing price on the last trading day of the preceding calendar year.

All of officers in the summary compensation table exceeded the applicable guidelines as evidenced below:

	Base salary	Multiplier	Goal	Actual
Mr. Heintzman	$535,000	3	$1,605,000	$3,983,000
Ms. Davis	$232,000	2	$464,000	$2,234,000
Mr. Hillebrand	$375,000	2	$750,000	$1,437,000
Ms. Thompson	$345,000	2	$690,000	$1,608,000
Mr. Poindexter	$270,000	2	$540,000	$594,000

Clawbacks

During 2013, the Committee adopted a general Clawback policy to give Bancorp the flexibility to require the return of paid compensation in certain circumstances, and amended its two primary performance-based compensation vehicles—the cash incentive plan under which NEO annual bonuses are awarded, and the PSU award agreements described above, to add the Clawback right.

The policy allows the Company to recover some or all of the amounts paid with respect to a compensation that was based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the Award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc.

Richard A. Lechleiter, Chairman

Charles R. Edinger III

Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer.  Throughout this section, we refer to executives named in this table individually, as the “Executive” and collectively as the “Executives”.

Summary Compensation Table

				Stock	Option	Non- Equity Incentive Plan	Change in Pension Value and Nonqualified Deferred Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (1) (4)	($) (5)	($) (6) (7)	($)

David P. Heintzman	2013	535,000	—	206,166	60,204	428,000	—	100,825	1,330,195
Chairman and CEO	2012	535,000	—	278,180	95,397	428,000	66,750	71,591	1,474,918
	2011	535,000	—	190,974	72,485	—	233,688	81,769	1,113,916

Nancy B. Davis	2013	232,000	—	70,739	—	111,360	—	34,846	448,945
CFO	2012	225,000	—	70,187	24,071	108,000	—	24,810	452,068
	2011	216,000	—	44,425	17,559	—	—	27,562	305,546

James A. Hillebrand	2013	375,000	—	78,759	67,518	240,000	—	70,074	831,351
President	2012	360,000	—	167,742	51,353	230,400	—	33,630	843,125
	2011	340,000	—	87,199	36,852	—	—	35,400	499,451

Kathy C. Thompson	2013	345,000	—	122,733	—	229,425	—	52,627	749,785
Senior EVP and Manager	2012	335,000	—	121,938	41,815	82,075	54,404	44,514	679,746
of Investment Management	2011	325,000	—	75,312	30,825	42,600	127,887	48,273	649,897
and Trust

Phillip S. Poindexter	2013	270,000	—	62,424	18,231	120,582	—	38,676	509,913
EVP and Chief Lending	2012	262,000	—	81,728	28,029	84,495	—	28,766	485,018
Officer	2011	254,000	—	52,236	20,649	—	—	34,012	360,897

(1)                                 Officers deferred the following amounts in 2013, 2012 and 2011.  In addition to salary, the 2013 and 2012 amounts for all of the named executives included deferral of non-equity incentive compensation.

	2013		2012		2011
	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan

Heintzman	23,000	57,780	22,500	57,780	22,000	32,100
Davis	20,250	36,225	22,500	34,200	22,000	7,200
Hillebrand	17,500	42,750	17,000	13,824	16,500	—
Thompson	23,000	28,721	22,500	20,854	16,500	18,380
Poindexter	17,500	11,429	17,000	9,465	16,500	5,080

(2)                                 In 2013, 2012 and 2011, stock awards include Performance Stock Units (PSUs) entitling executives to the issuance of one share of common stock for each vested PSU after the expiration of a three-year performance period.  The value of the PSU grants measured at the grant date value was $20.38 in 2013, $20.57 in 2012 and $21.99 in 2011.  The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant.  The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants.

	2013		2012		2011
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum

Heintzman	140,449	234,085	144,426	240,710	141,297	235,491
Davis	36,541	60,895	36,446	60,743	34,227	57,042
Hillebrand	78,759	131,268	77,742	129,570	71,830	119,714
Thompson	63,402	105,670	63,302	105,504	60,088	100,142
Poindexter	42,533	70,882	42,432	70,720	40,242	67,070

Stock awards also include restricted stock granted each year shown in the table.  Awards were determined as described in the Compensation Discussion and Analysis in the respective Proxy Statements.  The values of the restricted stock grants measured at the grant date value were $22.89, $22.86 and $24.28 in 2013, 2012 and 2011, respectively.  For assumptions used in valuation of stock awards and other information regarding stock-based compensation, refer to Note 16 to the 2013 consolidated financial statements.

(3)                                 Stock appreciation rights were granted with an exercise price equal to the closing price of the common stock on the applicable grant date, or $22.89, $22.86 and $23.76 in 2013, 2012 and 2011, respectively.  The fair value of each SAR was $3.61, $3.93 and $5.04, respectively.  These amounts were determined as described in the Compensation Discussion and Analysis in the respective Proxy Statements.  For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 16 to the 2013 consolidated financial statements.

(4)                                 Non-equity incentive plan compensation is fully vested when paid.  These amounts were determined in accordance with the plan performance criteria described in the Compensation Discussion and Analysis in the respective Proxy Statements.

(5)                                 Totals include the change in actuarial value of defined benefit as follows:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2013	—	—	—	—	—
2012	66,750	—	—	54,404	—
2011	233,688	—	—	127,887	—

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 4.72% for December 31, 2013, 3.79% for December 31, 2012, and 3.95% for December 31, 2011, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.  As a result of the increase in the discount rate for 2013, the actuarial present value of the pension obligation decreased $110,243 for Mr. Heintzman and $38,918 for Ms. Thompson.

Earnings on the Executives’ nonqualified deferred compensation balances are not included above.  The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(6)                                 All Other Compensation consists of the following:

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
2013
Matching contribution to 401(k)	15,300	13,920	15,300	15,300	15,300
Contribution to ESOP	5,100	4,640	5,100	5,100	5,100
Contribution to nonqualified plan (a)	65,200	11,090	39,023	22,979	13,239
Other	15,225	5,196	10,651	9,248	5,037

	100,825	34,846	70,074	52,627	38,676

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
2012
Matching contribution to 401(k)	15,000	13,500	15,000	15,000	15,000
Contribution to ESOP	5,000	4,500	5,000	5,000	5,000
Contribution to nonqualified plan (a)	33,846	1,813	3,047	15,077	3,186
Other	17,745	4,997	10,583	9,437	5,580

	71,591	24,810	33,630	44,514	28,766
2011
Matching contribution to 401(k)	14,700	12,960	14,700	14,700	14,700
Contribution to ESOP	4,900	4,320	4,900	4,900	4,900
Contribution to nonqualified plan (a)	50,360	5,772	10,197	21,334	10,573
Other	11,809	4,510	5,603	7,339	3,839

	81,769	27,562	35,400	48,273	34,012

(a) Includes a Bank contribution to supplement the contributions that the Executive does not receive under the Bank’s tax-qualified 401(k) and ESOP plan because of plan or Internal Revenue code limits.

(7)           Perquisites totaled less than $10,000 for each Executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the Executives during the last fiscal year.

Grants of Plan-Based Awards Table

								All other	All other		Grant
								stock	option		date fair
								awards:	awards:	Exercise	value of
		Payouts			Estimated future payouts			number of	number of	or base	stock
		under non-equity			under equity			shares of	securities	price of	and
		incentive plan awards (1)			incentive plan awards (2)			of stock	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)
Heintzman	02/19/13	—	428,000	—	2,297	5,743	11,486	2,871	16,677	22.89	60,204
Davis	02/19/13	—	111,360	—	598	1,494	2,988	1,494	—	22.89	—
Hillebrand	02/19/13	—	240,000	—	1,288	3,220	6,441	—	18,703	22.89	67,518
Thompson	02/19/13	—	229,425	—	1,037	2,592	5,185	2,592	—	22.89	—
Poindexter	02/19/13	—	120,582	—	696	1,739	3,478	869	5,050	22.89	18,231

All material terms and conditions of grants are described in Compensation Discussion and Analysis.  Grants comprised of:

(1)         Cash incentives

(2)         Performance stock units

(3)         Restricted stock shares (5)

(4)         Stock appreciation rights (5)

(5)         For grants made in 2013, the Compensation Committee allowed Executives to choose restricted stock shares, stock appreciation rights or a combination of each.

The following table sets forth information concerning equity stock options and SARs held by the Executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
								Equity
							Equity	incentive plan
							incentive plan	awards:
	Number of	Number of			Number of	Market value	awards:	market or
	securities	securities			shares or	of shares or	number of	payout value
	underlying	underlying			units of	units of	unearned	of unearned
	unexercised	unexercised	Option		stock	stock	shares, units or	shares, units or
	options	options	exercise	Option	that have	that have	other rights that	other rights that
	(#)	(#)	price	expiration	not vested	not vested	have not vested	have not vested
Name	Exercisable	Unexercisable	($)	date	(#)	($)	(#)	($)
Heintzman
	20,095	—	22.8095	12/14/2014	—	—	—	—
	31,500	—	24.0667	1/17/2016	—	—	—	—
	22,000	—	26.8300	2/20/2017	—	—	—	—
	13,500	—	23.3700	2/19/2018	—	—	—	—
	9,840	2,460	22.1400	2/17/2019	393	12,545	—	—
	10,530	7,020	21.0300	2/16/2020	1,404	44,816	—	—
	5,752	8,630	23.7600	3/15/2021	—	—	—	—
	—	—	24.2800	4/19/2021	682	21,769	—	—
	4,854	19,420	22.8600	2/20/2022	3,900	124,488	11,702	373,528
	—	16,677	22.8900	2/19/2023	2,871	91,642	11,486	366,633
	118,071	54,207			9,250	295,260	23,188	740,161
Davis
	6,300	—	22.8095	12/14/2014	—	—	—	—
	8,400	—	24.0667	1/17/2016	—	—	—	—
	5,000	—	26.8300	2/20/2017	—	—	—	—
	3,200	—	23.3700	2/19/2018	—	—	—	—
	2,400	600	22.1400	2/17/2019	135	4,309	—	—
	3,495	2,331	21.0300	2/16/2020	389	12,417	—	—
	1,393	2,091	23.7600	3/15/2021	—	—	—	—
	—	—	24.2800	4/19/2021	140	4,469	—	—
	1,225	4,900	22.8600	2/20/2022	984	31,409	2,953	94,260
	—	—	22.8900	2/19/2023	1,494	47,688	2,988	95,377
	31,413	9,922			3,142	100,292	5,941	189,637
Hillebrand
	8,350	—	24.0667	1/17/2016	—	—	—	—
	6,000	—	26.8300	2/20/2017	—	—	—	—
	4,295	—	23.3700	2/19/2018	—	—	—	—
	4,000	1,000	22.1400	2/17/2019	164	5,235	—	—
	5,400	3,600	21.0300	2/16/2020	629	20,078	—	—
	2,924	4,388	23.7600	3/15/2021	—	—	—	—
	—	—	24.2800	4/19/2021	211	6,735	—	—
	2,613	10,454	22.8600	2/20/2022	2,624	83,758	6,299	201,064
	—	18,703	22.8900	2/19/2023	—	—	6,441	205,597
	33,582	38,145			3,628	115,806	12,740	406,661
Thompson
	9,345	—	22.8095	12/14/2014	—	—	—	—
	14,700	—	24.0667	1/17/2016	—	—	—	—
	9,500	—	26.8300	2/20/2017	—	—	—	—
	—	1,100	22.1400	2/17/2019	177	5,650	—	—
	5,406	3,605	21.0300	2/16/2020	630	20,110	—	—
	2,446	3,670	23.7600	3/15/2021	—	—	—	—
	—	—	24.2800	4/19/2021	209	6,671	—	—
	2,128	8,512	22.8600	2/20/2022	1,710	54,583	5,129	163,718
	—	—	22.8900	2/19/2023	2,592	82,737	5,185	165,505
	43,525	16,887			5,318	169,751	10,314	329,223
Poindexter
	9,450	—	24.0667	1/17/2016	—	—	—	—
	6,000	—	26.8300	2/20/2017	—	—	—	—
	3,700	—	23.3700	2/19/2018	—	—	—	—
	2,960	740	22.1400	2/17/2019	123	3,926	—	—
	4,114	2,744	21.0300	2/16/2020	458	14,619	—	—
	1,638	2,459	23.7600	3/15/2021	—	—	—	—
	—	—	24.2800	4/19/2021	165	5,267	—	—
	1,426	5,706	22.8600	2/20/2022	1,146	36,580	3,438	109,741
	—	5,050	22.8900	2/19/2023	869	27,738	3,487	111,305
	29,288	16,699			2,761	88,130	6,925	221,046

(1)                                 Options and stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter.

(2)                                 Shares vest ratably over three or five years beginning one year from the date of grant and each anniversary thereafter.

(3)                                 Performance stock units are earned over three year performance periods ending December 31, 2015 and 2014 based on goals described in the Compensation Discussion and Analysis.

The following table sets forth the stock options exercised by or stock awards vested for the Executives during the last fiscal year.  Stock Awards include PSUs that vested on December 31, 2013.  Final determination as to the amounts of these awards will be calculated in March 2014.  Therefore, the awards in this table are the most probable amount.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David P. Heintzman	20,750	138,550	9,861	271,899
Nancy B. Davis	4,725	36,423	2,419	66,500
James A. Hillebrand	6,300	62,121	5,088	140,209
Kathy C. Thompson	9,765	32,584	4,070	112,829
Phillip S. Poindexter	7,875	62,217	2,913	79,843

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the “SOSP”) was to provide benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to supplement their retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally.  The total potential benefit vests at 4% per year of service so that it is fully vested if the Executive works for the Bank for a total of 25 years. Mr. Heintzman is fully vested, and as of December 31, 2013, Ms. Thompson was 84% vested in their respective benefits.  The retirement benefit also becomes fully vested in the event of the Executive’s disability or a change of control of the Bank or S.Y.  Bancorp while the Executive is employed by the Bank.  There are no intentions to adjust their payments or add additional participants.

If the Executive terminates employment before age 55, benefit payments can begin as early as age 55 (or such later age as the Executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability.  The death benefits are provided by the Bank endorsing over to the Executive via a split dollar agreement a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the Executives.  At December 31, 2013, the SOSP provided for a $3,393,722 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the Executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the Executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the Executive.  The following table illustrates these pension benefits:

Pension Benefit Table

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		of Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
David P. Heintzman	Senior Officers’ Security Plan	29	933,611	—
Nancy B. Davis	—	—	—	—
James A. Hillebrand	—	—	—	—
Kathy C. Thompson	Senior Officers’ Security Plan	21	450,060	—
Phillip S. Poindexter	—	—	—	—

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the Executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation.  In addition, based on those deferrals, Executives are credited with the amount of 401(k) match and ESOP contribution that they do not receive under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan (KSOP) applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account.  This Bank credit to the Executive’s plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all Executive’s in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the Executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The Executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank’s employ due to death or after age 55.  If the Executive’s termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum.

The Executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it.  Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

			Registrant	Aggregate	Aggregate	Aggregate
		Executive Contributions	Contributions	Earnings	Withdrawals/	Balance
		in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name		($)	($) (2)	($)	($)	End ($)

David P. Heintzman	(1)	57,780	65,200	—	—	965,891
						260,544
Nancy B. Davis		36,225	11,090	—	—	388,200
James A. Hillebrand	(1)	42,750	39,023	—	—	78,455
						8,262
Kathy C. Thompson		28,721	22,979	—	—	469,907
Phillip S. Poindexter		11,429	13,239	—	—	93,977

(1)                              For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account accumulated from periods when they received separate directors’ fees.

(2)                              Includes an amount for each officer equal to the 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because of plan limits, as described above.

Other Potential Post-Employment Payments

Various benefit plans of the Bank have special terms that apply if a change in control occurs:

•                  The SOSP, described above, provides that a change in control of the Bank during the Executive’s employment will trigger the Executive becoming fully vested in the SOSP benefit.

•                  The Executives’ ability to exercise stock awards is fully accelerated upon a change in control and any unvested stock-based compensation awards become 100% vested at change in control.

•                  Performance Stock Units are paid in shares of stock as if threshold performance was achieved at change in control.

•                  Each of the Executives had Severance Agreements as of the end of 2013 that only applied in the event of a change in control.  The following summarizes those agreements.

In the event Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis is terminated without “cause” or resigns for “good reason” (as those terms are defined in the Severance Agreements) during negotiations or within two years following a change in control of the Bank or S. Y. Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  For Mr. Poindexter, the multiple of base salary and historical bonus will be two times.

Each executive also has a right to participate in the Bank’s health plans at their cost for three (two in the case of Mr. Poindexter) years following severance, in addition to any existing rights under COBRA.  Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office.  All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Poindexter)  months following the receipt of any severance payment.

Mr. Poindexter’s agreement caps the total payment plus other payments that are triggered by or enhanced due to a change in control would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive’s five-year average W-2 reported income.  For Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by them.  None of the agreement provide for the company to gross up amounts for taxes owed.

Payment under each of the Severance Agreements is made only if the Executive fully releases all claims against S. Y. Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Severance Agreements (as recently revised) if their terms had been triggered as of December 31, 2013 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement	Difference between lump sum value of SOSP if fully vested, as compared with its value at actual percentage now vested (1)	Value realized if unvested options and stock awards were exercised/vested (2)
Heintzman	$2,889,000	—	$1,162,806
Davis	$1,030,080	—	$287,820
Hillebrand	$1,845,000		$667,528
Thompson	$1,723,275	$91,961	$491,444
Poindexter	$781,164	—	$353,137

(1)                                 This amount sum present value of 100% of the SOSP benefit, less the present value of the percentage of the benefit already vested, using an interest rate of 3.95% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained age of the Executive as of the fiscal year end.

(2)                                 This is the total value as of December 31, 2013 of restricted stock or restricted stock units that would become vested as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2013 on unvested Stock Appreciation Rights which would have vested had a change in control occurred as of that date.

Director Compensation

The following table sets forth information concerning the compensation of our Directors for the last fiscal year:

Director Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($) (2)	($) (2)	($)	($) (3)	($)	($)

Mr. Edinger	41,500	15,000	—	—	—	—	56,500
Mr. Herde	44,000	15,000	—	—	—	—	59,000
Mr. Lechleiter	40,500	15,000	—	—	—	—	55,500
Mr. Madison	37,100	15,000	—	—	—	—	52,100
Mr. Northern	41,800	15,000	—	—	—	—	56,800
Mr. Priebe	34,000	15,000	—	—	—	—	49,000
Mr. Simon	39,300	15,000	—	—	—	—	54,300
Mr. Tasman	41,700	15,000	—	—	—	—	56,700

(1)                              Of this total, the directors deferred receipt and taxation of the following amounts of 2013 fees:

Mr. Edinger	41,500
Mr. Herde	22,000
Mr. Lechleiter	40,500
Mr. Madison	37,100
Mr. Northern	41,800
Mr. Priebe	34,000
Mr. Simon	20,900
Mr. Tasman	41,700

(2)                                 In January 2013 each non-employee Director received a Restricted Stock Award under the 2005 Stock Incentive Plan.  The number of shares granted was equal to $15,000 divided by the fair market value per share on the grant date.  Based on the closing price on the grant date of $23.29 each received 644 shares.  The restricted stock awards fully vest one year from the date of grant.

(3)                              Each director has the option of deferring some or all of his cash fees.  Investment options include Company stock and various mutual funds.  Earnings on the Directors’ nonqualified deferred compensation balances are not included above.  The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation in this regard.

The Compensation Committee reviews Board compensation at least every two years.  Their review of director compensation includes benchmark institutions and the related form and substance of how directors are compensated.  For 2013, non-employee directors received an annual retainer of $15,000 and $1,000 for each meeting of S.Y. Bancorp’s Board of Directors he attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.  S.Y. Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of S.Y. Bancorp and the Bank who are members of the various committees of the Board of Directors received $600 increased to $700 in May 2013 per meeting of S.Y. Bancorp’s Audit Committee, $500 per meeting of S.Y. Bancorp’s Compensation Committee, Nominating and Corporate Governance Committee and the Bank’s Trust Committee, and $500 increased to $600 per meeting of the Bank’s Loan Committee. In addition, the Chairman of the Audit Committee received an annual retainer of $10,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, and the Lead Independent Director and Chairman of the Nominating and Governance Committee received an annual retainer of $7,500.  Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank.  The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank.  Approximately 81 percent of the total amounts owed directors under this NQ Plan as of the last fiscal year end was invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors.  The Audit Committee reviews S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of S.Y. Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification and evaluation of financial and related audit risks.  The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that S.Y. Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 16 and 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from S.Y. Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to S.Y. Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in S.Y. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The Audit Committee of the Board of Directors of S.Y. Bancorp, Inc.
Carl G. Herde, Chairman
Richard A. Lechleiter
Bruce P. Madison
Stephen M. Priebe

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of S.Y. Bancorp’s financial statements for 2013 and 2012 and fees billed for other services rendered by KPMG LLP:

	2013	2012
Audit fees, excluding audit related (1)	$314,880	$296,000
Audit-related fees	35,000	20,000
All other fees	—	19,838
Total fees	$349,880	$335,838

(1)                                 Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting.  Audit-related fees in both years include $20,000 related to the audit of compliance with requirements applicable to U.S Housing and Urban Development assisted programs and $15,000 for consents related to filings in conjunction with the acquisition of THE BANCorp, Inc.  All other fees in 2012 related primarily to services rendered in connection to the Company’s consideration of forming a captive insurance company.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2013 and 2012, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually.  For 2013 no fees were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of S.Y. Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners.  These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or S.Y. Bancorp.  In the opinion of management of S.Y. Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2013, loans to directors and officers of S.Y. Bancorp and the Bank and their associates totaled $8,677,000 equaling 3.8% of the Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2013 Messrs. Edinger, Lechleiter and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors.  None have served as an officer of S.Y. Bancorp nor had any relationship with S.Y. Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions.  The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship.  These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer.  Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions.  These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors.  Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.  Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director.  Any such conclusion would be considered by the Board of Directors.  Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable.  If the transaction were to present a conflict of interest, the Board would determine the appropriate response.  Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the internal auditor will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest.  In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

There were no transactions in 2013 with related persons needing to be disclosed under the SEC’s disclosure requirements.

The Audit Committee established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the audit committee.

ANNUAL REPORT ON FORM 10-K

A copy of S.Y. Bancorp, Inc.’s 2013 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176; or nancy.davis@syb.com.  A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of S.Y. Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement.  If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of S.Y. Bancorp.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer
S.Y. Bancorp, Inc.

Louisville, Kentucky
March 24, 2014

Exhibit A

ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
S.Y. BANCORP, INC.

Pursuant to the applicable provisions of the Kentucky Business Corporation Act, these Articles of Amendment to the Second Amended and Restated Articles of Incorporation of S.Y. Bancorp, Inc. (the “Corporation”) are hereby adopted and are being delivered to the Kentucky Secretary of State for filing.  The information required by KRS 271B.10-060 is as follows:

First:  The name of the Corporation is S.Y. Bancorp, Inc.

Second:  These Articles of Amendment amend and restate current Article I of the Corporation’s Second Amended and Restated Articles of Incorporation by changing the name of the Corporation.  As amended and restated, Article I shall read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Stock Yards Bancorp, Inc. (hereinafter called the “Corporation”).

Third:  These Articles of Amendment were duly adopted by the Corporation’s Board of Directors on February 18, 2014, and by the Corporation’s shareholders on                         , 2014, each in the manner prescribed by the Kentucky Business Corporation Act.

Fourth:  The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on these Articles of Amendment, and the number of votes of each voting group indisputably represented at the meeting are as follows:

Designation	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Represented at Meeting
Common Stock		14,642,438

The total number of votes cast for these Articles of Amendment was [            ] and the total number of votes cast against these Articles of Amendment was [              ].  The number of votes cast for these Articles of Amendment by each voting group was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this                                        , 2014.

S.Y. BANCORP, INC.

By:
Name:
Title:

S.Y. BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 2014

This proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc.

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the “Annual Meeting”) to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 on April 23, 2014 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

(1)	ELECTION OF DIRECTORS

Nominees are:  Charles R. Edinger III, David P. Heintzman, Carl G. Herde, James A. Hillebrand, Richard A. Lechleiter, Bruce P. Madison,    Richard Northern, Stephen M. Priebe, Nicholas X. Simon, Norman Tasman, and Kathy C. Thompson. Mark one box only.

	☐	FOR ALL nominees listed above
	☐	FOR ALL nominees listed above EXCEPT the following:

	☐	WITHHOLD authority to vote for ALL nominees listed above

			FOR	AGAINST	ABSTAIN

(2)	The ratification of KPMG LLP as the independent registered public accounting firm for S.Y. Bancorp, Inc. for the year ending December 31, 2014;		☐	☐	☐

(3)	The approval of a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to change the name of the Company to Stock Yards Bancorp, Inc.		FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)	The advisory approval of the compensation of Bancorp’s named executive officers.		FOR	AGAINST	ABSTAIN
			☐	☐	☐

The Board of Directors recommends a vote FOR ALL nominees for director listed above, FOR the ratification of KPMG LLP, FOR approval of the name change, and FOR the approval of executive compensation.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of KPMG LLP, for the name change, and for the approval of executive compensation.  If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

	Date	, 2014

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 23, 2014:    The notice and proxy statement and annual report are available at  http://irinfo.com/sybt/sybt.html.